Exhibit 10.6

ELEVENTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR RESEARCH & DEVELOPMENT ALLIANCE ON TRIEX MODULE TECHNOLOGY

This ELEVENTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR RESEARCH & DEVELOPMENT ALLIANCE ON TRIEX MODULE TECHNOLOGY (this “Eleventh Amendment”) is effective as of July 22, 2020 (the “Effective Date”) and is by and among THE RESEARCH FOUNDATION FOR THE STATE UNIVERSITY OF NEW YORK (“FOUNDATION”), a non-profit educational corporation existing under the laws of the State of New York, having an office located at 257 Fuller Road, Albany, New York 12203, on behalf of the Colleges of Nanoscale Science and Engineering of the State University of New York Polytechnic Institute SILEVO, LLC (as successor in interest of SILEVO INC.) (“SILEVO”), a Delaware limited liability company with offices at 47700 Kato Road, Fremont, California 94538 and TESLA ENERGY OPERATIONS, INC. (“TEO”), a Delaware corporation with offices at 47700 Kato Road, Fremont, California 94538. FOUNDATION,  SILEVO and TEO are each referred to herein sometimes individually as a “Party” or, collectively, as “Parties.”

RECITALS

1.1FOUNDATION and SILEVO entered into that certain Amended and Restated Agreement for Research & Development Alliance on Triex Module Technology effective as of September 2, 2014, as amended by a First Amendment thereto effective as of October 31, 2014, a Second Amendment thereto effective as of December 15, 2014, a Third Amendment thereto effective as of February 12, 2015, a Fourth Amendment thereto effective as of March 30, 2015, a Fifth Amendment thereto effective as of June 30, 2015, a Sixth Amendment thereto effective as of September 1, 2015, a Seventh Amendment thereto effective as of October 9, 2015, an Eighth Amendment thereto effective as of October 26, 2015 (the “Eighth Amendment”), a Ninth Amendment thereto effective as of December 9, 2015 (the “Ninth Amendment”), and a Tenth Amendment thereto effective as of March 31, 2017 (as amended, the “Agreement”).

1.2TEO acquired SILEVO in 2014 and FOUNDATION and SILEVO now wish for TEO to become a party to the Agreement by executing this Amendment.

1.3FOUNDATION, SILEVO, and TEO wish to amend the Agreement as more particularly set forth herein.

THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties agree as follows as of the Effective Date.

1. Section 2.1 of the Agreement is deleted in its entirety and replaced with the following:

“Affiliate means an entity that Controls, is Controlled by, or is under common Control with, another entity, but only during the period that such control exists. For purposes of this Agreement, FOUNDATION’s Affiliates shall be deemed to include Fort Schuyler Management Corporation (“FSMC”), New York Center for Research, Economic Advancement, Technology, Engineering and Science Corp., d/b/a NY CREATES, New York State Urban Development Corporation, d/b/a Empire State Development, SUNY Polytechnic Institute Foundation, Inc., SUNY Polytechnic Institute, the State of New York, and the State University of New York. For purposes of this Agreement, SILEVO’s Affiliates shall be deemed to include, without limitation, TeO fka SolarCity Corporation, and Tesla, Inc.

2.A new Section 4.1(i) of the Agreement is hereby added as follows:

“On or prior to May 31 of each year (the “Reporting Date”) during the term of the Agreement until 2029, SILEVO shall annually report to FOUNDATION and Empire State Development on behalf

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of SILEVO, its Affiliates, and each Collocated Entity (as defined in Section 4.3(a)(2) of the Agreement), concerning compliance with the Investment & Spending requirements contained in Section 4.3 of the Agreement and the Employment Targets contained in Section 4.4 of the Agreement using a form substantially similar to Exhibit 2 to this Amendment.  Separate reports shall be submitted for: (i) SILEVO and its Affiliates;  (ii) each Collocated Entity; and (iii) each Employment Contractor whose employees are being reported pursuant to Section 4.4 (each, a “Reporting Entity”), in accordance with Exhibit 2.

Subject to SILEVO’s reasonable confidentiality requirements, SILEVO shall also provide to FOUNDATION, or make available for inspection by FOUNDATION, or to Empire State Development as directed by FOUNDATION, copies of documentation as reasonably required by FOUNDATION to validate the accuracy of each report, which may include for each Reporting Entity the subject entity’s Form NYS-45 ATT and New York Multiple Worksite Report (if applicable).  Without limitation, the foregoing report shall include aggregate, cumulative totals with sufficient detail to illustrate SILEVO’s compliance with the foregoing contractual requirements.

For purposes of the Agreement, including Section 4.3 and Exhibits A and G, cumulative investments shall include all amounts spent or incurred by or for SILEVO on or after January 1, 2015.

3.Section 4.3 (SILEVO Investment & Spending) of the Agreement is deleted in its entirety and replaced with the following:

“(a)In accordance with and subject to the terms set forth in this Agreement, including Exhibit A, providing FOUNDATION performs its obligations as required hereunder: (i) SILEVO commits to invest and spend in the Manufacturing Operation at a level that ensures competitive product costs as determined by the market place for a minimum of five (5) years from the date of Manufacturing Facility Completion; (ii) SILEVO will be responsible for and pay all costs associated with operation of the Manufacturing Facility during the Term after the date of Manufacturing Facility Completion; and (iii) SILEVO will spend or incur approximately $5 Billion in combined capital, operational expenses, and other costs in New York State (which, for the avoidance of doubt, shall include amounts spent or incurred by SILEVO for consumables and raw materials consumed or used by SILEVO at the Manufacturing Facility or other manufacturing facility in the State of New York and amounts spent on employment, labor, and services), including at its next generation manufacturing, business, and related operation in Western New York, during the ten (10) year period commencing on the date of Manufacturing Facility Completion.

(b)From time to time, SILEVO, TEO, and/or their respective Affiliates (as applicable, the “Sublessor”) may contract with or permit one or more entities to perform Manufacturing Operations and related business functions at the Manufacturing Facility, including the right to sublet space within the Manufacturing Facility to such entities under terms consistent with the lease by and between the FSMC and Silevo, LLC dated April 30, 2018 with respect to the Manufacturing Facility (each such entity is referred to herein as a “Collocated Entity”) and subject to the approval of the FOUNDATION.

(c)The approval of a Collocated Entity by the FOUNDATION will not be unreasonably withheld, conditioned, or delayed. Without limiting the generality of the foregoing, the Parties agree that the FOUNDATION may withhold approval of a particular proposed sublease with a Collocated Entity if and to the extent that the proposed sublease or other agreement with the proposed Collocated Entity permits or could otherwise result in the Silevo or TEO financially benefitting from rent received from the proposed Collocated Entity in any form with respect to the Manufacturing Facility or any Manufacturing Equipment owned by the FOUNDATION. In addition, the Parties agree that in determining whether to approve a Collocated Entity, FOUNDATION shall be permitted to consider whether the addition of the Collocated Entity would

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result in more than half of the persons employed at the Manufacturing Facility being employed by Collocated Entities.

(d)Any and all investments, costs, expenses, and other spending by SILEVO, TEO, any Affiliate of SILEVO and/or TEO, or any Collocated Entity shall count towards the investment and spending requirements set forth in this Section, Section 4.1(a), Exhibit A, and Exhibit G unless said expense is an Ineligible Expense as defined in this Section.  Without limitation, the foregoing includes all direct and indirect costs and expenses incurred or accrued on operations, equipment and other tangible assets used for Manufacturing Operations or the Program  but shall not include any employment costs incurred outside of New York State or the cost of equipment or other tangible assets that are not physically located or used in New York (the “Program Related Costs”). SILEVO and TEO agree that neither they nor any of their respective Affiliates shall sublet or otherwise make space in the Manufacturing Facility available in exchange for rent in any form.

(e)Ineligible Expense means: (i) any expense to the extent paid or reimbursed by the FOUNDATION or its Affiliates; or (ii) any expense that is not incurred or accrued either in New York State or elsewhere for business operations in New York State; or (iii) any expense by a Collocated Entity that is not incurred or accrued either at or for the Manufacturing Facility.”

4Section 4.4 (SILEVO Employment Targets) of the Agreement is amended to include new Subsections (e) and (f) and (g) as follows:

“(e)Any and all individuals employed by or for SILEVO, TEO, any Affiliate of SILEVO and/or TEO, or any Collocated Entity, including individuals as contemplated below for each such subject entity, shall count towards the employment targets and requirements set forth in this Section, Section 4.1(a), Exhibit A, and Exhibit G provided such employees are Full-Time Employees and are not an Ineligible Employee as defined in this Section.

(f)Full-Time Employee shall mean:

(i) a full-time employee on the payroll of the subject entity, who has worked in the State of New York for a minimum of thirty (30) hours per week for not less than four (4) consecutive weeks as of the Reporting Date, and who is entitled to receive the usual and customary fringe benefits extended by the subject entity to other full-time employees with comparable rank and duties; or

(ii) two part-time employees on the payroll of the subject entity, who have worked in the State of New York for a combined minimum of thirty (30) hours per week (i.e. the hours for both employees exceed that threshold collectively) for not less than four (4) consecutive weeks as of the Reporting Date and who are entitled to receive the usual and customary fringe benefits extended by the subject entity to other part-time employees with comparable rank and duties; or

(iii) a full-time independent contractor or self-employed individual that performs responsibilities in furtherance of the Program that would otherwise be performed by an employee of Silevo or its Affiliates who is not on the subject entity’s payroll but who has worked in New York State for the subject entity for a minimum of thirty (30) hours per week for not less than four (4) consecutive weeks as of the Reporting Date providing services pursuant to a contract signed with either the individual or their direct employer; or

(iv) two part-time independent contractors or self-employed individuals that perform responsibilities in furtherance of the Program that would otherwise be performed by an employee of Silevo or its Affiliates who are not on the subject entity’s payroll but who have worked in New York State for the subject entity for a combined minimum of thirty (30) hours per week for not less than four (4) consecutive weeks as of the Reporting Date

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providing services pursuant to a contract signed with either the individual or their direct employer.

(g)Ineligible Employee means: (i) any employee of a Collocated Entity that does not perform work related to the Program; or (ii) an employee or position of a Collocated Entity that was transferred to the Manufacturing Facility from another location in New York State unless the employee or position was (a) “at-risk” of elimination or of leaving New York State on or prior to such transfer, as demonstrated by SILEVO, or (b) backfilled by the Collocated Entity at another location in New York State after such transfer; or (iii) any employee or position of a Collocated Entity that is not employed at the Manufacturing Facility.”

5.A new last sentence of  the first paragraph of Section 5.1(c) of the Agreement is hereby added as follows:

“Notwithstanding anything herein to the contrary, the FOUNDATION shall apply any unused portion of the FOUNDATION’s financial commitments under the Agreement (the “UNUSED FUNDS”) for any of the following purposes as previously agreed to by the Parties or as directed by SILEVO: (i) purchase, commission, modify, and improve Manufacturing Equipment for the Manufacturing Facility; (ii) to make additions, modifications, or improvements to the Manufacturing Facility; (iii) to take such other actions related to the Manufacturing Facility or Manufacturing Equipment as may be agreed by the Parties; or (iv) for other purposes related to the Project with the FOUNDATION’s consent, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, any UNUSED FUNDS must be (a) for a capital, facility, or equipment use or purpose related to either the Manufacturing Facility or Manufacturing Equipment, and (b) consistent with applicable laws and subject to the terms and conditions of the Grant Disbursement Agreement(s) between FSMC and Empire State Development, if any, as provided in writing to SILEVO on the Effective Date.”

6.A new second paragraph of Section 5.1(c) of the Agreement is hereby added as follows:

“The UNUSED FUNDS as of the Effective Date of this Amendment are an amount equal to $28,880,339.51.  Upon expenditure of the remaining balance of the UNUSED FUNDS, the FOUNDATION will have fully satisfied its obligations under Sections 4.1(c), 5.1(a), 5.1(b), and 5.1(c) of the Agreement and will have for the purposes of the Agreement met its commitment to contribute $750 million for the project.  The FOUNDATION, Affiliates or their contractors, as applicable retain their warranty support and other obligations with respect to such construction work, including the open punch-list items set forth in the Final Base Build Punch-List attached hereto as Exhibit 1.  Any expenses to be paid with UNUSED FUNDS must be incurred and payment must be requested by SILEVO prior to December 31, 2021 (the “Expenditure Date”), and FOUNDATION shall, or shall cause its Affiliate to, promptly pay such amounts to SILEVO.  Notwithstanding the foregoing, if and to the extent that the FOUNDATION or its Affiliate does not promptly pay any of the UNUSED FUNDS to SILEVO or as directed by SILEVO due to an encumbrance or claim arising from potential liabilities associated with any contract(s) entered by or for the FOUNDATION or its Affiliates under this Agreement, the Expenditure Date shall be extended by a period of one month for each month or portion thereof that such funds are encumbered and therefore unavailable to SILEVO to pay for project related purposes.”

7.Section 4.1(b) of the Agreement is hereby deleted and is replaced with the following

“Manufacturing Facility Completion means April 30, 2018.”

Exhibit G is deleted in entirety and replaced with revised Exhibit G attached hereto.

9.TEO shall be a Party to the Agreement as of the date last signed below, and references to “SILEVO” throughout the Agreement shall be deemed to refer collectively to SILEVO and TEO.

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10.Section 18.2 is amended to include the following at the end of the Section:

“In the case of TEO:

Tesla Energy Operations, Inc.

47700 Kato Road

Fremont, California 94538

Attn:  Chief Technology Officer

With a concurrent paper copy and a concurrent electronic copy via e-mail to:

Tesla Energy Operations, Inc.

901 Page Avenue

Fremont, CA 94538

Attn:  Legal Department

E-mail:  LegalUS@tesla.com

In case of FOUNDATION, including annual reports:

The Research Foundation for the State University of New York

P.O. Box 9

Albany NY 12201-0009

With a concurrent paper copy and a concurrent electronic copy via e-mail to:

Fort Schuyler Management Corporation

257 Fuller Road

Albany, NY 12203

Attn:  President

E-mail:  DGrose@sunypoly.edu

With a concurrent paper copy and a concurrent electronic copy via e-mail to:

Empire State Development

Portfolio Management Department

633 Third Avenue – 35th Floor

New York, New York  10017-6754

E-mail:  Robert.Kwon@esd.ny.gov”

11.Section 2.9 is deleted in entirety and replaced with the following:

“Manufacturing Operations means the activities of SILEVO, TEO, any of their respective Affiliates, and/or Collocated Entities in connection with the research, development, evaluation, testing, manufacture, repair (except for general consumer vehicle repair), and/or re-manufacture of

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solar, stationary storage, electric vehicle, semiconductor, sustainable energy, sustainable transportation, and/or any related products and components produced by any such entity, including any and all subcomponents and materials for any such products or components and any ancillary administrative activities, including without limitation such costs required to achieve Full Production Output as defined in Section 4.1(b).”

12.The Parties desire to foster additional research, development, technology, and development jobs at, and in connection with, the Manufacturing Facility.  Accordingly, the Parties will attempt to solicit additional third parties to collocate at the Manufacturing Facility for purposes of Manufacturing Operations, and SILEVO, TEO, and any of their respective Affiliates  shall investigate opportunities to collaborate with local and regional higher education institutions, including State University of New York (SUNY) institutions, with the goals to foster student study, training, and hiring in fields relevant to sustainable energy or transportation.  The title of the document is amended to be “Amended and Restated Agreement for Research & Development Alliance” as of the Effective Date of this Amendment.

(c)The FOUNDATION may designate any Affiliate to provide any and all consents or approvals required in the Agreement.  FOUNDATION may assign this Agreement to any Affiliate with SILEVO’s consent, which shall not be unreasonably withheld, conditioned, or delayed.

13.Section 3.2(a) is deleted in entirety and replaced with the following:

“(a)Establish a mutually-beneficial joint effort focused on the US-based manufacture, expansion, and commercialization of the products of SILEVO, TEO, and any of their respective Affiliates and related research and development.”

Pursuant to an extension granted by ESD on or about June 10, 2020 to the required job and investment milestones required pursuant the Agreement as a result of the COVID-19 outbreak, the employment and investment commitments contained in Exhibit G are hereby deferred for one year.  As such, and notwithstanding anything contained in this Agreement to the contrary, the Parties agree that the Second Anniversary Milestone contained in Section 4.4 of the Agreement, as amended, and Exhibit G shall be April 30, 2021.  Each subsequent Anniversary Date shall be extended accordingly.

15.Unless otherwise expressly amended by this Eleventh Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflicts or inconsistencies between the provisions contained in this Eleventh Amendment and the provisions contained in the Agreement (excluding the amendments made to it by this Eleventh Amendment), the provisions contained in this Eleventh Amendment shall govern and prevail.

16.This Eleventh Amendment may be executed in counterparts, each of which shall be deemed to be an original, all of which together shall constitute one and the same instrument. To facilitate delivery of this Eleventh Amendment, the Parties may exchange executed counterparts by facsimile or e-mail in portable document format (pdf.)

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the Effective Date.

The Research Foundation for the State University of New York
By:	/s/ Scott Bateman
Printed:	Scott Bateman
Title:	RP Operations Manager
Date:	7/22/2020

Tesla Energy Operations, Inc.		Silevo, LLC
By:	/s/ Yaron Klein	By:	/s/ Emmanuelle Stewart
Printed:	Yaron Klein	Printed:	Emmanuelle Stewart
Title:	Treasurer	Title:	Secretary
Date:	July 22, 2020	Date:	July 22, 2020

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Exhibit 1

Final Base Build Warranty List

DateArea / RoomsEquipment Tag PassdownTesla/LPC/NY State : Meeting Minutes and Status UpdatesSTATUSTuesday, October 24, 2017Chemical Offload DocksCRCCRCs on both chemical and DIW docks are cracking and lifting off concrete10/24/17 - Dan M walked down docks with LPC-Brad F. Plan  to be onsite next week to address1/10/18: LPC to come back out in the spring to correct3/8/2019: Large CRC patches blown off in recent wind stormOPENMonday, March 11, 2019Cell ManufacturingMAH unitsMezzanine 3 RAH102 – 48 and 52 missing sprinkler coverage - found during annual inspection.3/11/2019: notified FSMC of gap on 2/11/2019; no action to  date - funding in questionCompletedFriday, March 1, 2019Cell ManufacturingAWD drain from nitric  CTSAWD drain line from CTS to gravity drain leaking and dissolving - polypropylene (MOC) determined  to be incompatible with 69% nitric acid.  3/8/2019: piping to be replaced. Expecting reimbursemenet  from NYS. OPENFriday, March 1, 2019Cell ManufacturingCHFWDCHFWD leaking3/8/2019: O-rings in valves determined to be incompatible  material. Spec called out for EPDM seals, FKM was installed -  both are incompatible with chemistry in drain.  FFKM(Kalrez/Chemraz) o-rings required. Material on order  and is being replaced. Expecting reimbursement from NYS.  2/13/2020 Completed o-ring replacement for waste drain  valves on CLN201 - CLN 204. High point vents and flange  gaskets as well as the connection point to the gravity drain  still need to be completed. OPENThursday, February 21, 2019Cell ManufacturingCWDNumerous leaks on the piping for the caustic waste drain. Material of construction is suspect. 3/8/2019: CPVC has been determined to be incompatible  with TS42 (POR chemistry) and not able to handle the POR  temperature of 185F. ~1000' of pipe to be replaced with  NIckel 200.2/21/2019 - CPVC is rated for 180F , bath operates at 185F.  Over time the flexing due to temperature variations and  cracking the couplings and valves. Design engineer to review  base build specs and process to determine material  compatability.

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Exhibit 2

Annual Report

The following report sets out the report of the Reporting Entities named below with respect to the investment, spending, and employment requirements of the Amended and Restated Agreement for Research & Development Alliance on Triex Technology dated September 2, 2014.

Reporting Entities	Legal Name(s)	Silevo LLC and Affiliates
	Federal Employer Identification Number(s) (EIN)	See attached list
	Program Year	__ Anniversary of April 30, 2018, the date of Manufacturing Facility Completion
Reports Required by Law

Did the Reporting Entities file the NYS-45 form, including cover page and NYS-45-ATT, and, if applicable, the Multiple Worksite Report form (BLS 3020 for NYS; “MWR”) for the last four calendar quarters?  ☐ Yes  ☐ No

	Explanation (if needed)	If the answer to the question above is No or if the employment figures on such reports differ materially from those reported below, please explain: Click here to enter text.

Investments & Spending (USD)	Description		May 1, 20__ – April 30, 20__	Cumulative as of April 30, 20__
	Click here to enter text.		$ ___	$ ___
	Totals		$ ___	$ ___

		As of April 30, 20__	Description
New York Jobs (total current)	Buffalo Jobs – at Manufacturing Facility	____ full-time jobs	Click here to enter text.
____ part-time jobs
	Buffalo Jobs – Excluding Manufacturing Facility	____ full-time jobs	Click here to enter text.
____ part-time jobs
	New York State Jobs – Excluding Buffalo Jobs	____ full-time jobs	Click here to enter text.
____ part-time jobs

The foregoing report is true and correct to the best of my knowledge.

Signature:	Date: Click or tap to enter a date.
Name (Print): Click here to enter text.	Title: Click here to enter text.

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Exhibit 3

EXHIBIT G:  INVESTMENT AND JOB MILESTONES

1.

Subject to Section 2 of this Exhibit G, commencing on the date of the first anniversary of April 30, 2018 (the date on which Manufacturing Facility Completion was achieved), for each Program Year, if SILEVO fails to achieve the Investment and Job Milestones, SILEVO shall pay the Program Payment for the Program year on or before the Milestone Payment Due Date, as specified in Schedule A below.

Schedule A

Program Year	Program Payment Due Dates	Program Payment Due	SILEVO Cumulative Investment (as described in Section 4.3 of the Agreement) Milestone	SILEVO Cumulative Job (as described in Section 4.4 of the Agreement) Milestone
1	First Anniversary of the Manufacturing Completion Date	$41.2 Million	$130,000,000	500
2	Second Anniversary of the Manufacturing Completion Date	$41.2 Million	$472,000,000	1,460
3	Third Anniversary of the Manufacturing Completion Date	$41.2 Million	$928,000,000	2,000
4	Fourth Anniversary of the Manufacturing Completion Date	$41.2 Million	$1,478,000,000	2,500
5	Fifth Anniversary of the Manufacturing Completion Date	$41.2 Million	$2,056,000,000	3,460
6	Sixth Anniversary of the Manufacturing Completion Date	$41.2 Million	$2,625,000,000	3,460
7	Seventh Anniversary of the Manufacturing Completion Date	$41.2 Million	$3,208,000,000	3,460
8	Eighth Anniversary of the Manufacturing Completion Date	$41.2 Million	$3,793,000,000	3,460
9	Ninth Anniversary of the Manufacturing Completion Date	$41.2 Million	$4,391,000,000	3,460
10	Tenth Anniversary of the Manufacturing Completion Date	$41.2 Million	$5,000,000,000	3,460

If, with respect to a Program Year above in Schedule A, SILEVO satisfies the Investment Milestone and Job Milestone set forth in Schedule A on or before the applicable Program Payment Due Date in that

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Program Year, then SILEVO is not required to pay the Program Payment Due for the Program Year on such Program Payment Date. Notwithstanding anything contained herein the contrary, SILEVO shall be required to meet the Cumulative Job Milestone in each Program Year regardless of whether it has met the Cumulative Job Milestone in any other Program Year.

The SILEVO Cumulative Investment Milestones set forth in Schedule A refer to cumulative investments, spend, costs, and expenses incurred in or related to the State of New York as permitted in the Agreement.  If and to the extent that SILEVO meets the Cumulative Investment Milestone requirements for a particular Program Year, SILEVO shall be deemed to have met the Cumulative Investment Milestone for all applicable Program Years under the Agreement where the Cumulative Investment equals or exceeds the Cumulative Investment Milestone for that Program Year.  For example, if SILEVO’s cumulative investment in Year 2 equals $5,000,000,000, then SILEVO shall have met the SILEVO Cumulative Investment Milestones for Years 2 through and including Year 10.

The SILEVO Cumulative Job Milestones set forth in Schedule A refer to the number of Full-Time Employees as permitted under the  Agreement in each Program Year and are not in addition to the previous Program Year.  For example, if SILEVO’s Cumulative Job Milestone in Year 2 equals 2,000, then SILEVO shall have met the SILEVO Cumulative Job Milestone for Year 2 only and the Cumulative Job Milestone for Year 3 shall remain at 2,000.

If any of the following events of default occur, all Program Payments in Schedule A shall be become due and payable immediately, without demand or notice:

a.

the failure of SILEVO to pay in full a Program Payment payable by SILEVO to FOUNDATION in accordance with Sections 1 and 2 of this Exhibit G on or before the applicable Program Payment Due Date, which payment remains unpaid for ten (10) business days after delivery of written notice of such failure to SILEVO;

b.	the filing of bankruptcy proceedings involving SILEVO as a debtor (which is not dismissed within ninety (90) days of filing);
c.	the appointment of a receiver for SILEVO;
d.	the making of a general assignment for the benefit of SILEVO’s creditors;
e.	the termination of the Agreement due to SILEVO’s default thereunder.

The terms and conditions contained in this Exhibit G shall survive the termination of the Agreement.

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